UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 20, 2007
(Date of earliest event reported)
BIOPURE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15167	04-2836871

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
11 Hurley Street, Cambridge, Massachusetts 02141
(Address of principal executive offices, including zip code)
(617) 234-6500
(Registrant’s telephone number, including area code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURE

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
As previously disclosed, on October 18, 2006, we received notice from The Nasdaq Stock Market (“Nasdaq”) that we had 180 calendar days to regain compliance with the $1.00 continued listing minimum bid requirement. Because we could not regain compliance within the 180 calendar day period, we applied for a transfer of the listing of our Class A common stock (“Common Stock”) to The Nasdaq Capital Market (the “Capital Market”).
On April 20, 2007, we received notice from Nasdaq that the staff has approved our application to list our Common Stock on the Capital Market. The notice indicated that the transfer to the Capital Market will be effective at the opening of business on April 23, 2007.
Effective with the transfer of our Common Stock to the Capital Market, we will be subject to the continued listing requirements of the Capital Market. In its letter dated April 20, 2007, the staff of the Nasdaq stated that if, prior to October 15, 2007, our Common Stock fails to achieve a closing per share bid price of $1.00 or more for a minimum of 10 consecutive business days, the staff of the Nasdaq will provide written notification that our Common Stock will be delisted. At that time, we may appeal the staff’s determination, but the staff has informed us that, historically, a near-term reverse stock split has been the only definitive plan acceptable to resolve a bid price deficiency. The staff also noted that our Common Stock may be delisted prior to October 15, 2007, if we fail to maintain compliance with any other listing requirement.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BIOPURE CORPORATION
Date: April 20, 2007	By:	/s/ Zafiris G. Zafirelis
Zafiris G. Zafirelis
Chief Executive Officer